Exhibit 4.84

ASSIGNMENT AGREEMENT: FIVE MILE

THIS ASSIGNMENT AGREEMENT (this "Agreement") made and entered into this 21st day of December, 2012, by and between Cypress Camon Energy, LLC, ("Cypress"), and Newlead Holdings Ltd, ("Newlead").

1. Assignment. Assignor does hereby grant, convey, assign and distribute to Assignee, and Assignee hereby accepts: (a) all of Assignor's rights, title, interests and benefits in the right to purchase any interest in the real property described in Exhibit A, including any and all rights in and to the Purchase Agreement attached as Exhibit B.

2. Further Acts. Assignor hereby covenants and agrees with Assignee to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered to Assignee, its successors and assigns, all such further acts, assignments, transfers, notices, conveyances and assurances that may be reasonably requested by Assignee for the assignment, transfer and conveyance of the assets and rights conveyed in Section 1 hereof.

3. Controlling Law. This Agreement shall be governed by and construed and interpreted under the laws of the State of Delaware, without regard to the choice of law provisions thereof.

4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

5. Amendments. Any amendment to this Agreement shall not be binding on the parties hereto unless such agreement is in writing duly executed by all of the parties hereto.

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date set forth above.

Newlead Holdings Ltd.

By: [signature]
Name: Michael Zolotas
Title: CEO

Cypress Camon Energy, LLC

By: [signature]
Name: DALLAS GROTH
Title: CEO